UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2010 (May 14, 2010)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2010, Kierland Crossing, LLC, (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a First Amendment to Construction, Acquisition and Interim Loan Agreement and to Limited Payment and Performance Guaranty, dated as of May 14, 2010 (the “Amendment”) with KeyBank, N.A., as administrative agent (“KeyBank”), Eurohypo AG (New York Branch), The Huntington National Bank, U.S. Bank, N.A., PNC Bank, N.A., and Raymond James Bank, FSB (collectively, with KeyBank, the “Lenders”). Glimcher Properties Limited Partnership (“GPLP”), an affiliate of the Registrant and the Company, also executed the Amendment as guarantor.  As more specifically discussed below, the Amendment principally modifies the initial borrowing availability, interest rate, conditions for executing the two options to extend the maturity date, and certain terms of GPLP’s guaranty for the construction and mortgage loan currently in place (the “Loan”) to finance the construction of Scottsdale Quarter®, a retail and office complex located in Scottsdale, AZ (the “Property”) and operated by the Company.

Under the Amendment, the Loan’s total borrowing availability remains at $220,000,000. However, the initial borrowing availability is limited to the lesser of:

(a)	$150,000,000;

(b)	80% of the stabilized Property value amount as established by an updated appraisal of the Property; or

(c)
a loan amount that provides a minimum debt service coverage ratio of 1.25x (assuming an interest rate of 6.85% per annum and a 30-year amortization) with increases available up to: (1) $165,000,000, (2) $175,000,000, (3) $185,000,000, and (4) $220,000,000, subject, in each case, to the Property achieving a certain debt service coverage ratio, stabilized Property value, and occupancy thresholds as required in the Amendment.

The Amendment also modifies the conditions of the Loan’s two available 12-month extension options to include execution of a 12-month interest rate protection agreement on the applicable LIBOR rate for the Loan. The Amendment increases the existing interest rate from LIBOR plus 150 basis points to LIBOR plus 200 basis points immediately, to LIBOR plus 250 basis points following execution of the first extension option, and to LIBOR plus 350 basis points following execution of the second extension option. The Amendment modifies GPLP’s guaranty obligation as follows: (a) fixes the repayment guaranty at 50% of the Loan’s total borrowing availability and (b) requires that GPLP comply with certain covenants relating to corporate leverage, corporate net worth, and fixed charge coverage ratio under its amended corporate revolving credit facility (the execution of which was disclosed by the Registrant in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2010 and amendment of which was disclosed in its Form 10-Q filed with the SEC on May 6, 2010).

Also under the Amendment, if an appraisal of the Property results in reduction of the borrowing availability under the Amendment to an amount below the then current amount outstanding under the Loan, then the Company shall repay an amount equal to the excess of the then current amount outstanding under the Loan over the reduced borrowing availability for the Loan.  The Amendment also requires the Company to fund an additional $3.7 million of project costs prior to any additional Loan funds being advanced.  After such funding by the Company, the remainder of the project costs shall be funded on a pro rata basis (50:50) with Loan proceeds until all the borrowing availability under the Loan is funded.  Lastly, the Amendment updates and revises certain defined terms and cross references to the agreement for the Registrant’s amended corporate revolving credit facility.

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant’s affiliates.  Additionally, KeyBank serves as the administrative agent on the Registrant’s amended corporate revolving credit facility. Certain of the other Lenders have also provided mortgage loans with respect to certain other properties owned by affiliates of the Registrant and currently serve as participating banks on the Registrant’s amended corporate revolving credit facility.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: May 19, 2010	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary

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